Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description summarizes forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Alaska law and federal law governing bank holding companies. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Alaska law, federal law governing bank holding companies and our articles of incorporation, as amended (the “articles of incorporation”), and our bylaws, as amended (the “bylaws”). Our articles of incorporation and bylaws are incorporated by reference as exhibits to this Annual Report on Form 10-K.

Common Stock

General

The articles of incorporation authorize 40,000,000 shares of common stock, par value $0.25 per share.
Voting Rights

Holders of our common stock are entitled to one vote, either in person or by proxy for each share of common stock that they hold. However, no shareholder shall be entitled to cumulate his or her votes.
Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of any funds legally available for dividends. Northrim pays dividends on our common stock only if it has paid or provided for all dividends on any class or series of preferred stock at the time outstanding, for the then-current period and, in the case of any cumulative Northrim preferred stock, all prior periods. In addition, the provisions of Alaska law and federal banking law restrict our ability to declare or pay dividends on our common stock in certain circumstances.

Liquidation

Holders of our common stock are also entitled, upon the liquidation of Northrim, and after claims of creditors and preferences of Northrim preferred stock, if any, to receive pro rata the net assets of Northrim.

Rights and Preferences

Unless otherwise determined by the board of directors, shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and non-assessable.

Annual Shareholder Meetings

The bylaws provide that annual shareholder meetings will be held at a date, no later than May 31st of any year, place and time, as exclusively selected by the board of directors.

Anti-Takeover Effects of Provisions

Some provisions of Alaska law and federal law governing bank holding companies, as well as our articles of incorporation and bylaws could make the following transactions difficult: acquisition by means of a tender offer; acquisition by means of a proxy contest or otherwise; or removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in the best interests of Northrim, including transactions that might result in a premium over the market price for shares of common stock.

Bank Holding Company Anti-Takeover Provisions

The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Bank of San Francisco has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Bank of San Francisco, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Northrim, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

In addition, a company is required to obtain the approval of the Federal Reserve Bank of San Francisco under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over that bank holding company.

Undesignated Preferred Stock

The articles of incorporation expressly authorize the board of directors to issue up to 2,500,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such rights, preferences, privileges and restrictions as the board of directors may determine, any or all of which may be greater than the rights of our common stock. The board of directors has the authority to increase or decrease the number of shares constituting a series (but not below the number of shares of a series then outstanding). Within the limitations of Alaska law, the board of directors also has the power to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on a wholly unissued class of shares; provided that all of the shares of a class or a series if a class has been divided into a series shall have the same voting, conversion and redemption rights and other rights privileges and restrictions. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. The issuance of preferred stock could adversely affect the rights of holders of our common stock. As of March 6, 2020, no shares of preferred stock were outstanding.

Requirements for Advance Notification of Shareholder Nominations and Proposals

The bylaws set forth advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The articles of incorporation provide that our board of directors shall consist of a number of directors to be fixed from time to time by the board of directors and shall consist of no less than five and no more than 25 members, a majority of which shall be bona fide residents of the State of Alaska. Further, our articles of incorporation provide that the number of directors elected by shareholders at the last preceding annual meeting of shareholders may not be increased by more than two persons by actions of the board of directors taken between annual meetings of shareholders.

Members of the board of directors are elected annually for a term of one year and shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified.

The bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of the director’s predecessor in office.

Amendment of the Articles of Incorporation and Bylaws

The articles of incorporation provide that Northrim has the right to amend, alter change or repeal any provision of such articles to the extent permitted by Alaska law, and that all rights of shareholders are granted subject to this reservation.

Under the bylaws, with the exception of the sections dealing with authority, qualifications and size of the board of directors, vacancies on the board of directors, compensation of directors and indemnification of officers and directors, which may be amended only by Northrim’s shareholders, the remaining sections of the bylaws may be altered, amended or repealed by at any regular meeting of the board of directors, by a vote of the majority of the board of directors.

Limitations of Liability and Indemnification Matters

The articles of incorporation specify that directors shall have no liability to Northrim or its shareholders for monetary damages for conduct as a director, except for (a) conduct that constitutes a breach of the director’s duty of loyalty to Northrim or the shareholders; (b) acts or omissions that are not in good faith or that involve intentional misconduct by the director or a knowing violation of law by the director; (c) willful or negligent conduct by the director in connection with the payment of dividends or the repurchase of stock from other than lawfully available funds; or (d) any transaction from which the director derives an improper personal benefit. If the Alaska Corporations Code is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Alaska Corporations Code, as so amended.

The bylaws also provide that no director, officer-director, former director or former officer-director of Northrim shall be personally liable to Northrim or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of the bylaws unless the conduct is finally adjudged to have been egregious conduct, as defined in the bylaws.

The bylaws provides that Northrim shall indemnify any person who is; or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of Northrim or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of Northrim or of any subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to Northrim or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless (i) the board of directors determines, after careful deliberation, that there is clear and convincing evidence that such person has engaged in egregious conduct in connection with the matter which gives rise to the claim for indemnification or payment of expenses, or (ii) the liability and expenses were on account of conduct finally adjudged to be egregious conduct. The Articles of Incorporation define “egregious conduct” as (i) acts or omissions that involve intentional misconduct or a knowing violation of law; or (ii) participation in any transaction from which the person will personally receive a benefit in money, property or services to which the person is not legally entitled. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by Northrim, upon request of such person, in advance of the final disposition or settlement of such proceeding upon receipt by Northrim of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification or, in the event of a settlement, if Northrim is advised by counsel that, in the opinion of such counsel, the person is not liable for egregious conduct; provided, however, that the board of directors may require collateral to secure such repayment promise if the board determines, in its sole discretion, that the collateral is appropriate under the circumstances. All expenses-incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NRIM.”

No Sinking Fund

Our shares of common stock have no sinking fund provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company and the registrar’s address is 48 Wall Street, 22nd Floor, New York, New York, 1005.